Exhibit 99.1

REGENERATION TECHNOLOGIES ADDS TWO MORE BOARD POSITIONS,

MICHAEL MANLEY AND JULIANNE BOWLER JOIN BOARD OF DIRECTORS

ALACHUA, Fla. (May 16, 2007) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic and other biologic implants, announced today that it has expanded its board of directors by two positions, adding Michael T. Manley, FRSA, Ph.D., B.Sc., 63, and Julianne M. Bowler, 44. These additions bring the total number of RTI board members to eight.

Manley currently serves as the chief scientific advisor for Stryker Orthopaedics, as well as the academic director of the Homer Stryker Center in Mahwah, N.J. He has more than 35 years of experience in bioengineering and orthopedics with institutions including the Department of Orthopaedics and the Center for Biotechnology at the State University of New York at Stony Brook, as well as the Department of Musculoskeletal Research at The Cleveland Clinic Foundation.

Manley has a bachelor’s degree in mechanical engineering, as well as a doctorate in bioengineering, specializing in biomaterials and biomechanics, from the University of Strathclyde in Glasgow, Scotland.

Bowler served as commissioner of insurance for the Massachusetts Division of Insurance, based in Boston, Mass, from March 2002 to January 2007. She has more than 10 years of experience in insurance regulation and health policy for companies such as Blue Cross Blue Shield of Massachusetts and the University of Massachusetts Medical Center, including 9 years with the Massachusetts Division of Insurance.

Bowler has a bachelor’s degree in philosophy from Assumption College in Worcester, Mass., and a master’s degree in philosophy from the University of Dallas in Dallas, Tex. She was a doctoral candidate in biomedical ethics at Georgetown University in Washington, D.C., and received her master’s degree in business administration with a concentration in finance from the University of Massachusetts in Boston, Mass.

“Both Julie and Mike bring a great balance of expertise to our board of directors, “said Brian K. Hutchison, chairman, president and CEO of RTI. “Julie brings a background in biomedical ethics and expertise in insurance financial and compliance issues, while Mike brings a vast scientific and biomedical background to our business-experienced board. We are very pleased to have them join us, and look forward to their contributions to our company.”

About Regeneration Technologies, Inc.

RTI processes allograft and xenograft tissue into shaped implants for use in orthopedic and other surgeries with a commitment to science, safety and innovation.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the tissue. The company has distributed more than half a million allograft implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.